Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of January 3, 2006 (the “Effective Date”) by and between Homegrown Naturals, Inc., a Delaware Corporation (the “Company”), and John Foraker (the “Executive”).

RECITALS

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer subject to the terms and conditions hereof, and the Executive desires to continue to be employed by the Company in such capacity;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	TERM OF EMPLOYMENT.

This Agreement shall be effective for the period commencing on the Effective Date and ending on the date the Executive’s employment is terminated pursuant to Section 8 hereof (the “Employment Term”).

2.	POSITION AND DUTIES.

a. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company. The Executive shall have such duties and responsibilities as the Board shall designate that are consistent with the Executive’s status and position. The Executive shall report directly to the Board of Directors of the Company (the “Board”). The Executive’s duties will be conducted principally from the Company’s headquarters, which are currently located in Napa, California, with travel to such other locations from time to time as the Board may reasonably prescribe.

b. During the Employment Term, the Executive shall devote his full business time (excluding periods of vacation and reasonable periods of absence due to sickness, personal injury or other disability), energy and skill to the performance of his duties with the Company.

3.	SALARY AND BONUS.

a. Base Salary. During the Employment Term, as compensation for the services to be rendered by the Executive to the Company pursuant to this Agreement, the Company shall pay to the Executive a base salary at the annual rate of Two Hundred Thirty Five Thousand Dollars ($235,000) (such amount together with any adjustments thereto as may be determined from time to time by the Board in its sole discretion, are hereinafter referred to as the Executive’s “Base Salary”). Any Base Salary payable hereunder shall be paid in accordance with the Company’s regular payroll practices, as in effect from time to time.

b. Annual Bonus. The Executive may receive annual bonus compensation from the Company in respect of each full “Fiscal Year” (as of the Effective Date, each 12 month period beginning on April 1 and ending on March 31) of the Company (or, solely to the extent provided in Sections 8.c and 8.d hereof and the following sentence, such portion thereof) that occurs during the Employment Term (“Annual Bonus”) if certain performance targets established by the Compensation Committee of the Board are achieved. Notwithstanding the foregoing, if the Executive is employed at the end of the Fiscal Year ending March 31, 2006, the Executive shall be eligible to receive an Annual Bonus in respect of such Fiscal Year in an amount equal to the sum of the “Discretionary Bonus” and the “Performance Bonus.” For purposes of the foregoing, the term “Discretionary Bonus” shall mean a bonus amount of up to Thirty Thousand Dollars ($30,000) as determined in the sole discretion of the Board; and the term “Performance Bonus” shall mean Thirty Thousand Dollars ($30,000), provided that if the Company experiences a net operating loss of more than $334,000 in respect of the Fiscal Year ending March 31, 2006 or has net sales of less than $51,556,000 in respect of such Fiscal Year, the term “Performance Bonus” shall mean Zero Dollars ($0). The Executive may receive a bonus payment under the Company’s “profit sharing bonus pool” (as defined in the Company’s 2006 Cash Bonus Program), in which case the term “Annual Bonus” will include any such payment as well. Any Annual Bonus shall be paid by the earlier of 30 days after the date of the completion of the Company’s audited financials for the Fiscal Year in respect of which such Annual Bonus is payable or the end of the calendar year following the Fiscal Year in respect of which such Annual Bonus is payable. In order to be eligible and entitled to receive any Annual Bonus payment, Executive must be employed by the Company on the date the Annual Bonus is paid, except to the extent expressly provided for to the contrary as set forth in Sections 8.c, 8.d and 8.e hereof.

4.	ANNUAL OPTION GRANTS.

Each Fiscal Year during the Employment Term, subject to the Executive remaining employed through and on the last day of the applicable Fiscal Year, the Executive may be granted an option to purchase shares of the Company’s common stock as determined by the Board (the “Options”). Such Options shall be granted under the Company’s then effective equity incentive plan, which grants shall be evidenced by the Executive’s entering into a form of option agreement related to such plan (each, an “Option Agreement”). The target grant in effect as of the date hereof is between 30,000 and 40,000 shares.

5.	EMPLOYEE BENEFITS.

During the Employment Term, the Executive shall be entitled to participate in or receive benefits under the employee benefit plans of the Company in which the Executive participated as of the date immediately preceding the Effective Date, subject to the terms and conditions set forth in this Agreement; provided, however, that the Company does not guarantee the continuation of any employee benefit plan that the Executive participates in or has the option to participate in as of the Effective Date or from time to time thereafter. Furthermore, the Company may, in its sole discretion, terminate or modify any employee benefit plan at any time. Except as provided in Sections 8.d and 8.e., notwithstanding anything herein or the terms of any severance plan, policy or program of the Company, the Executive shall not participate in any severance plan, policy or program of the Company.

6.	PAID TIME OFF.

PTO is earned at the rate of 2.08 days for each month of service from the Executive’s first day of work. The maximum PTO benefits the Executive may have at any time shall equal forty four (44) days of PTO, which is 1.75 times the Executive’s current PTO annual accrual rate (or one year and nine months worth of accrual). The Executive is encouraged to use all PTO each year. If the Executive’s earned but unused PTO reaches the maximum (44 days), Executive will not accrue any additional PTO benefits. If Executive later uses PTO and falls below the maximum, the Executive will resume earning PTO pay from that date forward. No PTO pay will be earned for the period in which the Executive’s benefits were at the maximum. Accrued PTO that has not been used will be paid at time of resignation or termination. PTO pay is paid at the Executive’s final rate of pay at the time of his separation.

7.	EXPENSE REIMBURSEMENT.

During the Employment Term, the Company shall reimburse the Executive for his reasonable business expenses in accordance with the Company’s expense reimbursement policies, as they may be amended by the Board from time to time. In the event Executive’s employment should terminate for any reason as set forth in Section 8 below, the Company shall reimburse Executive for his reasonable business expenses incurred prior to the date of such termination, in accordance with the terms of the Company’s expense reimbursement policy as in effect at the time, provided that Executive submits a proper expense reimbursement request within thirty (30) days of the date of such termination.

8.	TERMINATION AND CONSEQUENCES OF TERMINATION.

Notwithstanding any other provision of the Agreement, the Employment Term and the Executive’s employment hereunder shall terminate on the first to occur of the following:

a. Resignation by Executive. The date as of which the Executive resigns from his employment with the Company, which date shall be no less than 60 days following the date on which the Executive provides the Company with written notice, delivered in accordance with Section 11.d hereof, of his intent to so resign.

If the Executive’s employment is terminated pursuant to this Section 8.a:

(i) on the date of such termination, Executive shall be entitled to receive (x) his Base Salary earned through the date of such termination, (y) payment for any earned but unused PTO in accordance with Section 6, and (z) any compensation or benefits to which the Executive may otherwise be entitled under the terms of the Company’s compensation and benefit plans as in effect at the time of such termination;

(ii) Executive shall not be entitled to receive any unpaid Annual Bonus payable for any Fiscal Year preceding the year in which such termination occurs and Executive shall not be entitled to receive any Annual Bonus or portion thereof for the Fiscal Year in which such termination occurs; and

(iii) all vested Options shall remain exercisable in accordance with their terms and all unvested Options shall be cancelled without any consideration therefor.

Notwithstanding the foregoing, if the Executive’s employment is terminated pursuant to this Section 8.a within ninety (90) days following the relocation of the Executive’s primary worksite more than fifty miles from the location of the Company’s headquarters as of the Effective Date without his prior consent, the Executive shall instead be treated for all purposes hereunder (including, without limitation, Section 9.b hereof) as if his employment were terminated pursuant to Section 8.e hereof.

b. For Cause by the Company. The date on which the Company provides the Executive with written notice, delivered in accordance with Section 11.d hereof, that his employment has been terminated for Cause. For purposes of this Agreement, “Cause” shall mean: (1) the failure of the Executive to perform his material employment-related duties (other than any such failure as a result of the Executive’s “Disability” (as defined below) or death), which failure has not been cured by the Executive within 30 business days of the Executive’s receipt of written notice of such failure from the Company, (2) the Executive’s engaging in misconduct that has caused or is reasonably expected to result in material injury to, or materially impair the goodwill of, the Company or any of its affiliates, (3) the Executive’s knowing and intentional violation of any material Company policy; (4) the Executive’s personal dishonesty or breach of fiduciary duty; (5) the Executive’s indictment or conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or (6) the breach by the Executive of any of his material obligations under any written agreement or covenant with the Company or any its affiliates (including, but not limited to, this Agreement and any other written covenant or agreement with the Company or any of its subsidiaries not to disclose any information pertaining to the Company or any of its subsidiaries or not to compete or interfere with the Company or any of its subsidiaries).

If the Executive’s employment is terminated pursuant to this Section 8.b:

(i) he shall be entitled to receive only his Base Salary earned through the date of such termination and payment for any earned but unused PTO in accordance with Section 6, both to be paid on the date of termination;

(ii) Executive shall not be entitled to receive any unpaid Annual Bonus payable for any Fiscal Year preceding the year in which such termination occurs and Executive shall not be entitled to receive any Annual Bonus or portion thereof for the Fiscal Year in which such termination occurs; and

(iii) notwithstanding anything in any Option Agreement to the contrary, all vested and unvested Options shall be cancelled without any consideration therefor.

c. Death. Upon the date of the Executive’s death.

If the Executive’s employment is terminated pursuant to this Section 8.c:

(i) on the next regularly scheduled pay date(s) following such termination, his estate shall be entitled to receive: (x) his Base Salary and continued coverage under any Company benefit plans in accordance with the terms of such plans, both through the end of the month in which such termination occurs; (y) payment for any earned but unused PTO in accordance with Section 6; and (z) any compensation or benefits to which the Executive may otherwise be entitled under the terms of the Company’s compensation and benefit plans as in effect at the time of such termination;

(ii) his estate shall be entitled to receive any earned but unpaid Annual Bonus payable for any Fiscal Year preceding the year in which such termination occurs, to be paid at the time such Annual Bonus amount can be calculated and determined in accordance with the provisions of Section 3.b. Additionally, provided that the applicable performance targets for any Annual Bonus payable in respect of the Fiscal Year in which such termination occurs shall have been achieved, his estate shall be entitled to receive a pro-rata portion of such Annual Bonus (payable at the same time as the Annual Bonus would have otherwise been paid in accordance with Section 3.b), such pro-ration to be determined by multiplying any such Annual Bonus by a fraction, the numerator of which is the number of days in the Fiscal Year of such termination during which the Executive was employed by the Company and the denominator of which is 365; and

(iii) all vested Options shall remain exercisable in accordance with their terms and all unvested Options shall be cancelled without any consideration therefor.

d. Disability. The date following the Executive’s Disability on which the Company elects to terminate this Agreement by notice to the Executive. For purposes of this Agreement, “Disability” shall have the meaning provided for in the long term disability plan of the Company in which the Executive participates, and if no such plan exists, “Disability” shall mean the Executive’s inability, due to physical or mental illness or incapacity, to perform his material duties with or without reasonable accommodation, for a period of more than 120 days in any 365-day period.

If the Executive’s employment is terminated pursuant to this Section 8.d:

(i) on the date of such termination, Executive shall be entitled to receive (x) his Base Salary earned through the date of such termination, (y) payment for any earned but unused PTO in accordance with Section 6, and (z) any compensation or benefits to which the Executive may otherwise be entitled under the terms of the Company’s compensation and benefit plans as in effect at the time of such termination;

(ii) subject to the Executive’s execution and delivery to the Company of a written general release, substantially in the form attached as “Exhibit A” hereto, the Company shall (A) pay the Executive an amount equal to his Base Salary in equal [semi-monthly] installments in accordance with the Company’s ordinary payroll practices during the ninety (90) day period that begins on the date of such termination; and (B) continue to provide the Executive with all medical benefits provided to the Executive immediately prior to such termination for so long as the Executive continues to be eligible to participate in the applicable medical benefit plan pursuant to which such benefits were provided, after which, provided that the Executive timely elects COBRA coverage, the Company will pay the Executive’s COBRA premiums until the earlier of (x) the date that is ninety (90) days following the date of such termination and (y) the date on which the Executive is no longer eligible to receive COBRA continuation coverage;

(iii) Executive shall also be entitled to receive any earned but unpaid Annual Bonus payable for any Fiscal Year preceding the year in which such termination occurs, to be paid at the time such Annual Bonus amount can be calculated and determined in accordance with the provisions of Section 3.b. Additionally, provided that the applicable performance targets for any Annual Bonus payable in respect of the Fiscal Year in which such termination occurs shall have been achieved, he shall be entitled to receive a pro-rata portion of such Annual Bonus (payable at the same time as the Annual Bonus would have otherwise been paid in accordance with Section 3.b), such pro-ration to be determined by multiplying any such Annual Bonus by a fraction, the numerator of which is the number of days in the Fiscal Year of such termination during which the Executive was employed by the Company and the denominator of which is 365; and

(iv) all vested Options shall remain exercisable in accordance with their terms and all unvested Options shall be cancelled without any consideration therefor.

e. Without Cause by the Company. The date on which the Company provides the Executive with written notice, delivered in accordance with Section 11.d hereof, that his employment has been terminated without Cause.

If the Executive’s employment is terminated pursuant to this Section 8.e:

(i) on the date of such termination, Executive shall be entitled to receive (x) his Base Salary earned through the date of such termination, (y) payment for any earned but unused PTO in accordance with Section 6, and (z) any compensation or benefits to which the Executive may otherwise be entitled under the terms of the Company’s compensation and benefit plans as in effect at the time of such termination;

(ii) subject to the Executive’s execution and delivery to the Company of a written general release, substantially in the form attached as “Exhibit A” hereto, and the Executive’s continued compliance with the terms of such release and Section 9 hereof, the Company shall (A) pay the Executive an amount equal to one half his Base Salary in equal semi-monthly installments in accordance with the Company’s ordinary payroll practices during the six month period that begins on the date of such termination; provided, however, that to the extent that the total amount to be paid to the Executive pursuant to the foregoing clause (A) is less than $150,000, then the difference between the total amount paid and $150,000 shall be paid to the Executive in a lump sum on the last payroll date that occurs during such six month period; and (B) continue to provide the Executive with all medical benefits provided to the Executive immediately prior to such termination for so long as the Executive continues to be eligible to participate in the applicable medical benefit plan pursuant to which such benefits were provided, after which, provided that the Executive timely elects COBRA coverage, the Company will pay the Executive’s COBRA premiums until the earlier of (x) the date that is 18 months following the date of such termination and (y) the date on which the Executive is no longer eligible to receive COBRA continuation coverage;

(iii) Executive shall also be entitled to receive any unpaid Annual Bonus payable for any Fiscal Year preceding the year in which such termination occurs, to be paid at the time such Annual Bonus amount can be calculated and determined in accordance with the provisions of Section 3.b. Executive shall not, however, be entitled to receive any Annual Bonus or portion thereof for the Fiscal Year in which such termination occurs; and

(iv) all vested Options shall remain exercisable in accordance with their terms and all unvested Options shall be cancelled without any consideration therefor.

Except as expressly provided in Sections 8.a-e hereof, upon the termination of the Executive’s employment hereunder, the Executive shall have no further rights to any compensation or benefits from the Company.

9.	RESTRICTIVE COVENANTS.

The Executive acknowledges that: (i) the Executive has a major responsibility for the operation, development and growth of the Company’s business; (ii) the Executive’s work for the Company has brought the Executive and will continue to bring the Executive into close contact with “Confidential Information” (as defined below); and (iii) the agreements and covenants contained in this Section 9 are essential to protect the business interests of the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

a. Confidential Information. Both during the term of the Executive’s employment under this Agreement and indefinitely after the Executive is no longer employed by the Company, the Executive shall not, directly or indirectly, (i) knowingly use for an improper personal benefit any “Confidential Information” (as defined below) that was acquired by, learned by or disclosed to Executive by reason of the Executive’s employment with the Company (before or after the date of this Agreement), or (ii) disclose any such Confidential Information to any person, business or entity, except in the proper course of the Executive’s duties as an employee of the Company. As used in this Agreement, “Confidential Information” means any and all confidential or proprietary information of the Company and its affiliates that is not generally known to the public, including, without limitation, business, financial, marketing, technical, developmental, operating, performance, know-how, and process information, drawings and designs, customer information, and other trade secret information, now existing or hereafter discovered or developed. Confidential Information shall include information in any form whatsoever, including, without limitation, any digital or electronic record-bearing media containing or disclosing such information. The provisions of this Section 9.a shall not apply to information that has become generally available to the public other than as a result of a disclosure by the Executive. In the event that the Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then the Executive will notify the Company within two (2) business days of the request or requirement so that the Company may seek an appropriate protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Executive may disclose such Confidential Information to the tribunal;

provided, however, that the Executive shall use the Executive’s reasonable best efforts to obtain, at the expense and reasonable request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The Executive acknowledges that all Confidential Information is the exclusive property of the Company. The Executive acknowledges that the Executive’s entire work product, including working drafts and work sheets, shall be the sole property of the Company, and that the Executive will have no rights, title or interest in any such material whether prepared by the Executive alone, by others or by the Executive in conjunction with others.

b. Duty of Loyalty and Non-Competition. During the Employment Term, the Executive shall not, without the prior written consent of the Company, participate, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, manager, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business or have reasonable plans to do business) in a business engaged in competition with the Company or any of its affiliates, or in a business that the Company or any of its affiliates has taken reasonable steps to engage in (including, but not limited to, meeting with management teams or entering into preliminary or definitive term sheets, letters of intent, purchase agreements, or other similar arrangements or agreements) of which the Executive has knowledge at the time of Executive’s employment; provided, however, that such participation shall not include the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company. At all times following the termination of Executive’s employment with the Company for any reason as specified in Section 8 hereof, Executive shall not, either directly or indirectly, engage in any unlawful competitive activities or use confidential trade secret information to engage in any unfair competition against the Company.

c. Non-Solicitation. For a period beginning on the Effective Date and ending two years after the date on which the Executive is no longer employed by the Company (the “Non-Solicitation Period”), the Executive shall not in any capacity, either separately or in association with others: (i) solicit for employment or endeavor in any way to entice away from employment with the Company or its affiliates any employee of the Company or its affiliates, or any person or entity that had been an employee or affiliate of the Company within the six month period preceding the commencement of such activity; nor (ii) use confidential trade secret information to solicit or use any other unlawful means to induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Company to discontinue, reduce or modify such relationship with the Company.

d. Nondisparagement. The Executive agrees (whether during or after Executive’s employment with the Company) not to issue, circulate, publish or utter any comments or statements to the press or other media, the Company’s or any of its affiliates’ employees, consultants or any individual or entity with whom the Company or any of its affiliates has a business relationship which could reasonably be expected to adversely affect in any manner: (i) the conduct of the business of the Company or any of its affiliates (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Company, any of its affiliates, or any of their products, or their past or present officers, directors or employees.

e. Return of Property. Upon termination of his employment with the Company and its affiliates or at any time as the Company requests, the Executive will promptly deliver to the Company all documents (whether prepared by the Company, an affiliate, the Executive or a third party) relating to the Company, an affiliate or any of their businesses or property that the Executive may possess or have under the Executive’s direction or control other than documents provided to the Executive in the Executive’s capacity as a participant in any employee benefit plan, policy or program of the Company.

f. Remedies. The Executive acknowledges that (i) the Executive has had an opportunity to seek the advice of counsel in connection with this Agreement; (ii) the restrictive covenants set forth in this Section 9 (the “Restrictive Covenants”) are reasonable in scope and in all other respects; (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company; (iv) money damages may not be an adequate remedy for the Company in the event of a breach of any of the Restrictive Covenants by the Executive; and (v) specific performance in the form of injunctive relief would be an appropriate remedy for the Company. If the Executive breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to seek an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

g. Severability. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

10.	ARBITRATION

a. All claims, disputes, controversies, or disagreements of any kind whatsoever arising out of or in connection with Executive’s employment or the termination of Executive’s employment (“Claims”), including any Claims that may arise between Executive and the Company’s officers, directors, executives, affiliates or agents and their capacity as such, shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) or the Judicial Arbitration and Mediation Services – Endispute (“JAMS”), in accordance with the then-existing rules of the AAA or JAMS and the Federal Arbitration Act. The selection between AAA and JAMS shall be made by the claimant first filing for arbitration. The parties mutually agree that any such arbitration shall be conducted in Wilmington, Delaware, or such other location as the parties mutually agree upon, and that such arbitration shall be the sole and exclusive forum and venue for resolving any claims, disputes or controversies between the parties. The initiating party of any disagreement, dispute or claim must deliver a written request for arbitration to the responding party within the applicable statute of limitations of the date when the disagreement, dispute or claim first arose. Any failure to timely request arbitration shall constitute a waiver of all rights to raise any claim in any forum. The arbitrator must issue a written award setting forth the essential findings and conclusions on which the award is based. Either party may request necessary discovery pursuant to the applicable rules of the arbitration or as determined by the arbitrator.

b. Claims covered by this arbitration provision include, but are not limited to the following: (1) alleged violations of federal, state, or local constitutions, statutes, regulations, or ordinances, including, but not limited to, anti-discrimination and harassment laws, wage and hour laws, and employment laws; (2) allegations of a breach of a contractual obligation, including, without limitation, breach of the Restrictive Covenants; (3) alleged violations of public policy; and (4) any tort, defamation, fraud or emotional distress claims.

c. The following are expressly excluded from this arbitration provision and are not covered by this Agreement: (1) claims related to Workers Compensation or unemployment insurance; (2) administrative claims filed with government agencies such as the Equal Employment Opportunity Commission (EEOC), the Department of Fair Employment and Housing (DFEH), or the National Labor Relations Board (NLRB); and, (3) claims that are expressly excluded from arbitration by statute.

d. In consideration for the Executive’s employment with the Company, the Executive and the Company mutually agree that final and binding arbitration is the exclusive means for resolving the claims outlined in this Agreement. This Agreement is a waiver of all rights the Executive or the Company may have to a civil court action on any dispute outlined by this Agreement. Accordingly, only an arbitrator, not a judge or jury, will decide the dispute, although the arbitrator has the authority to award any type of relief that could otherwise be awarded by a judge or jury, including injunctive relief; provided, however, that either party shall have the right to seek interim injunctive relief from a court of competent jurisdiction to the extent permitted by any applicable statute governing arbitrations.

e. Each party shall initially bear its own costs and attorney’s fees. The Company shall pay the arbitrator’s fees and related administrative expenses in any such matter submitted to arbitration. The prevailing party shall be entitled to its reasonable attorney’s fees, together with any costs and expenses, incurred in connection with arbitration as determined by the arbitrator, to the extent the prevailing party is entitled to such an award as provided by applicable statute or contract.

11.	MISCELLANEOUS.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be wholly performed within that State, without regard to the conflict of laws provisions of any jurisdiction which would cause the application of any law other than that of the State of Delaware.

b. Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, or otherwise without further action by the Executive.

c. Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Company or the Executive.

d. Notices. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

to the Executive addressed as follows:
John Foraker 854 A Street Davis, CA 95616
to the Company addressed as follows:
Homegrown Naturals, Inc. 564 Gateway Drive Napa, California 94558-7517
Attn: Chief Financial Officer
with a copy to:
Kirkpatrick & Lockhart Nicholson Graham LLP 75 State Street Boston, Massachusetts 02109 Attn: Stephen L. Palmer, Esq.

e. Entire Agreement; Modification. This Agreement constitutes the entire agreement and supercedes all prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter of this Agreement. This Agreement may not be amended except by mutual agreement of the parties in writing.

f. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects by interpreting that invalid or unenforceable provision as nearly to the original meaning as possible so as to make it valid and enforceable or, if that is not possible or permitted by applicable law, by omitting that invalid or unenforceable provision. To the extent any provision of this Agreement is determined by a court, arbitrator or regulatory body to be invalid or unenforceable, the parties shall use their good faith efforts to address the implications of that invalidity or unenforceability to preserve the essential understanding of the parties with respect to such provision.

g. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

h. Prevailing Party. If any claim, controversy, action or dispute arises between Executive and Company or its affiliates relating to this Agreement or an asserted breach of its terms, the prevailing party in any such proceeding shall be entitled to recover its costs and reasonable attorneys fees.

i. Counterparts; Fax Signatures. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties agree that the facsimile or FAX signatures of the person executing this Agreement shall be sufficient evidence of the execution of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

HOMEGROWN NATURALS, INC.
By:	/s/ Brian T. Murphy

Title:	Director
JOHN FORAKER
/s/ John Foraker

EXHIBIT A

FORM OF GENERAL RELEASE

General Release

NOTICE: This is a very important document, and you should thoroughly review and understand the terms and effect of this document before signing it. By signing this General Release you will be releasing the Company from all liability to you. Therefore, you should consult with an attorney before signing the General Release. You have twenty-one (21) days from the date of the distribution of these materials to consider this document. If you have not returned a signed copy of the General Release by that time, the Company will assume that you have elected not to sign the General Release. If you choose to sign the General Release, you will have an additional seven (7) days following the date of your signature to revoke the agreement, and the agreement shall not become effective or enforceable until the revocation period has expired. Any revocation must be in writing and must be received by the Company within the seven (7) day revocation period.

A. In consideration of the benefits to which John Foraker (the “Executive”) would not otherwise be entitled, offered to the Executive by the Company under the Employment Agreement dated as of                      “Employment Agreement”), the Executive, on behalf of himself and his heirs, executors and assigns, hereby releases and discharges Homegrown Naturals, Inc., and its shareholders, affiliates, parents, subsidiaries, successors, and predecessors, and all of their employees, agents, attorneys, officers and directors (for purposes of this General Release, hereinafter collectively referred to as the “Company”) from any and all claims and/or causes of action, known or unknown, which the Executive may have or could claim to have against the Company up to and including the date of the Executive signing this General Release. This General Release includes, but is not limited to, all claims arising from or during the Executive’s employment or as a result of the termination of the Executive’s employment, and all claims arising under federal, state or local laws prohibiting employment discrimination based upon age, race, sex, religion, handicap, national origin or any other protected characteristic, including, but not limited to, any and all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, any applicable state laws, regulations or ordinances relating to employment, and/or any claims growing out of any legal restrictions, expressed or implied, on the Company’s right to control or terminate the employment of its employees. This General Release does not include or affect the Executive’s ability to apply for unemployment compensation benefits.

B. The Executive represents and warrants that he has not filed any complaints against the Company with any state or federal court or with any arbitration tribunal. The Executive further agrees and covenants to the fullest extent permitted by law not file, institute or join any lawsuit or arbitration (either individually, with others, or as part of a class), in any forum, pleading, raising or asserting any claim(s) barred or released by this General Release. If the Executive does so and such claim(s) is found to be barred or released, in whole or in part, by this General Release, the Executive shall reimburse the Company for all costs and reasonable attorneys’ fees (and/or applicable portion thereof) incurred by the Company in defending against any such released claim(s). The only exception to the foregoing provisions of this paragraph B is with respect to the Executive’s right if he so desires to timely file a charge with the Equal Employment Opportunity Commission to contest the validity of this General Release to the extent the provisions relate to claims under the Age Discrimination in Employment Act.

C. Executive further understands and agrees that Executive hereby expressly waives and relinquishes any and all claims, rights or benefits that he may have under California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the

creditor does not know or suspect to exist in his or her

favor at the time of executing the release which if known

by him or her must have materially affected his or her

settlement with the debtor.”

In connection with such waiver and relinquishment, Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the matters released herein, but that Executive expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on his behalf against the Released Parties at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from Executive’s employment with Company or the cessation of the employment relationship.

By signing below, the Executive agrees to be legally bound by the terms of this General Release and acknowledges that he has carefully read and completely understands the terms of this General Release and is signing it knowingly, voluntarily and without duress, coercion, or undue influence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the      day of                     .

HOMEGROWN NATURALS, INC.
By:

Title:
JOHN FORAKER